Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan of our reports dated February 22, 2021, with respect to the consolidated financial statements Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. and the effectiveness of internal control over financial reporting of Hudson Pacific Properties, Inc. included in its Annual Report (Form 10-K) of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
August 30, 2021